Exhibit 10.1

December 21, 2004

Mr. Alan Cormier

Dear Alan:

It is a sincere pleasure for me to extend an employment offer to you as General Counsel with Sycamore Networks reporting to Richard Gaynor, at an annualized salary of $179,950, paid bi-weekly at $6,921.15. Your employment will commence on (TBD). In addition, subject to approval by the Company’s Board of Directors, Sycamore Networks will offer you an option to purchase 50,000 shares of common stock at the fair market value on your first day of employment pursuant to the terms and conditions of the 1999 Stock Incentive Plan, as amended.

In addition to your compensation, you may take advantage of the various benefits offered by Sycamore Networks. These benefits, of course, may be modified or changed from time to time at the discretion of Sycamore Networks. Information regarding Sycamore Networks’ present benefit structure will be provided to you upon commencement of your employment. Where a particular benefit is subject to a formal plan (for example, medical and life insurance, stock options, etc.), eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document. Should you ever have any questions, you should ask Human Resources for a copy of the applicable plan document.

Upon (i) termination of your employment by Sycamore Networks (and for this purpose Sycamore Networks includes any successor in interest) other than for cause, your disability or death or by you and for good reason and (ii) and your execution of a Separation Agreement and Release, you will be entitled to salary continuation (of your base salary) as separation pay for a period of twelve months from your last day of active employment, or at Sycamore Networks’ discretion, a lump sum payment of your annual base salary. In addition, Sycamore Networks will pay your COBRA premiums for such twelve month period.

As a condition of your employment offer, it is necessary for you to read, sign, date and have witnessed the enclosed Employee Agreement Regarding Confidentiality and Inventions, which you should carefully review. You must sign and return the Agreement prior to your first day of employment. This offer is contingent upon your certification to us that you do not have any continuing legal obligations to your previous employer, including any agreement relating to confidentiality, non-solicitation or non-competition. If you do have such an agreement, please fax it to our Human Resources department along with a copy of this letter for our review. Our fax number is (978) 256-4429.

To comply with Federal law, we ask that you bring certification of eligibility to work in the United States on your first workday. A list of acceptable documents is listed on the enclosed I-9 form.

This letter, along with the Employee Agreement Regarding Confidentiality and Inventions, constitutes our entire offer regarding the terms and conditions of your prospective employment by Sycamore Networks. It is our wish that our association be mutually rewarding. You should understand, however, that all employees at Sycamore Networks are employed “at will,” which means that each employee, as well as the Company, has the right to terminate the employment relationship at any time for any reason, with or without cause. The terms of your employment shall be governed by the laws of the Commonwealth of Massachusetts.

We look forward to your joining Sycamore Networks and feel confident the relationship will be mutually rewarding. Please remember to return to me prior to your first day of employment the Employee Agreement Regarding Confidentiality and Inventions and the signed original of this offer letter indicating your official start date. If you have any questions, do not hesitate to call. This offer will be valid for five (5) business days from above date.

Sincerely,

Cheryl L. Moisan

Human Resources Manager

Enclosure (1)

1.	Employee Agreement Regarding Confidentiality and Inventions

I have read, understand and accept the terms and conditions as outlined in the offer letter, and the Employee Agreement Regarding Confidentiality and Inventions.

I certify that (check one):

__________	I do not have any continuing legal obligations to my previous employer.

__________	I have provided Sycamore Networks with a copy of my agreement with my previous employer.

	Date Provided:	__________________________________________________

	Previous Employer:	__________________________________________________

	Name of Agreement:	__________________________________________________

Signed:	Start Date: